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                                                                     EXHIBIT 4.1

                              ARTICLES OF AMENDMENT

                                       OF

                             WASHINGTON MUTUAL, INC.

        (SERIES K PERPETUAL NON-CUMULATIVE FLOATING RATE PREFERRED STOCK)

      Pursuant to the provisions of Chapter 23B.10 and Section 23B.06.020 of the Revised Code of Washington, the undersigned officer of Washington Mutual, Inc. (the "Company"), a corporation organized and existing under the laws of the State of Washington, does hereby submit for filing these Articles of Amendment to its Amended and Restated Articles of Incorporation:

      FIRST: The name of the Company is Washington Mutual, Inc.

      SECOND: 500 shares of the authorized Preferred Stock of the Company are hereby designated "Series K Perpetual Non-Cumulative Floating Rate Preferred Stock".

      The preferences, limitations, voting powers and relative rights of the Series K Perpetual Non-Cumulative Floating Rate Preferred Stock are as follows:

                                   DESIGNATION

      SECTION 1. DESIGNATION. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the "Series K Perpetual Non-Cumulative Floating Rate Preferred Stock" (the "Series K Preferred Stock"). The number of shares constituting such series shall be 500. The Series K Preferred Stock shall have no par value per share and the liquidation preference of the Series K Preferred Stock shall be $1,000,000.00 per share.

      SECTION 2. RANKING. The Series K Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with the Series I Preferred Stock and the Series J Preferred Stock and with each other class or series of preferred stock established after the Effective Date by the Company the terms of which expressly provide that such class or series will rank on a parity with the Series K Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities") and (ii) senior to the Company's common stock (the "Common Stock"), the Company's Series RP Preferred Stock and each other class or series of capital stock outstanding or established after the Effective Date by the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series K Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as "Junior Securities"). The Company has the right to authorize and/or issue additional shares or series of Junior Securities or Parity Securities without the consent of the holders of the Series K Preferred Stock.

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      SECTION 3. DEFINITIONS. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

            (a) "3-Month USD LIBOR" means, with respect to any Dividend Period, a rate determined on the basis of the offered rates for three-month U.S. dollar deposits, commencing on the first day of such Dividend Period, which appears on US LIBOR Telerate Page 3750 as of approximately 11:00 a.m., London time, on the LIBOR Determination Date for such Dividend Period. If on any LIBOR Determination Date no rate appears on US LIBOR Telerate Page 3750 as of approximately 11:00 a.m., London time, the Company or an affiliate of the Company on behalf of the Company will on such LIBOR Determination Date request four major reference banks in the London interbank market selected by the Company to provide the Company with a quotation of the rate at which three-month deposits in U.S. dollars, commencing on the first day of such Dividend Period, are offered by them to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to that which is representative for a single transaction in such market at such time. If at least two such quotations are provided, 3-Month USD LIBOR for such Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations as calculated by the Company. If fewer than two quotations are provided, 3-Month USD LIBOR for such Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted as of approximately 11:00 am., New York time, on the first day of such Dividend Period by three major banks in New York City, New York selected by the Company for loans in U.S. dollars to leading European banks, for a three-month period commencing on the first day of such Dividend Period and in a principal amount of not less than $1,000,000; provided, however, that, if the banks selected as aforesaid by the Company are not quoting as mentioned in this sentence, 3-Month USD LIBOR for such Dividend Period will be the 3-Month USD LIBOR determined with respect to the immediately preceding Dividend Period.

            (b) "Business Day" means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York, or Seattle, Washington are generally required or authorized by law to be closed.

            (c) "Common Stock" has the meaning set forth in Section 2.

            (d) "Company" means Washington Mutual, Inc., a Washington corporation.

            (e) "Dividend Payment Date" has the meaning set forth in Section
4(b).

            (f) "Dividend Period" has the meaning set forth in Section 4(b).

            (g) "Effective Date" means the date on which shares of the Series K Preferred Stock are first issued.

            (h) "Junior Securities" has the meaning set forth in Section 2.

            (i) "LIBOR Business Day" means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

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            (j) "LIBOR Determination Date" means, as to each Dividend Period, the date that is two LIBOR Business Days prior to the first day of such Dividend Period.

            (k) "Parity Securities" has the meaning set forth in Section 2.

            (l) "Redemption Date" means any date that is designated by the Company in a notice of redemption delivered pursuant to Section 7.

            (m) "Series I Preferred Stock" means the shares of the Company's Series I Perpetual Non-cumulative Fixed-to-Floating Rate Preferred Stock reserved for issuance.

            (n) "Series J Preferred Stock" means the shares of the Company's Series J Perpetual Non-cumulative Fixed Rate Preferred Stock reserved for issuance.

            (o) "US LIBOR Telerate Page 3750" means the display page of Moneyline's Telerate Service designated as 3750 (or any successor page or service for the purpose of displaying rates comparable to 3-Month USD LIBOR).

            (p) "Voting Parity Securities" has the meaning set forth in Section 8(b).

      SECTION 4. DIVIDENDS.

            (a) From and after the Effective Date, holders of shares of Series K Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the funds legally available therefor, non-cumulative cash dividends in the amount determined as set forth in Section 4(c), and no more.

            (b) Subject to Section 4(a), dividends shall be payable in arrears on March 15, June 15, September 15 and December 15 of each year commencing on December 15, 2006 or, in each case, if any such day is not a Business Day, the next Business Day (each, a "Dividend Payment Date"). Each dividend will be payable to holders of record as they appear on the stock books of the Company on the first day of the month in which the relevant Dividend Payment Date occurs or, if such date is not a Business Day, the first Business Day of such month. Each period from and including a Dividend Payment Date (or the date of the issuance of the Series K Preferred Stock) to but excluding the following Dividend Payment Date (or the Redemption Date) is herein referred to as a "Dividend Period."

            (c) Dividends, if, when and as declared by the Board of Directors, will be, for each outstanding share of Series K Preferred Stock, at an annual rate on the $1,000,000 per share liquidation preference equal to the greater of
(i) 3-Month USD LIBOR for the related Dividend Period, plus 0.70% or (ii) four percent (4.00%). Dividends payable for a Dividend Period, including any Dividend Period greater or less than a full Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 360. No interest will be paid on any dividend payment on a Series K Preferred Stock paid later than the scheduled Dividend Payment Date.

            (d) Dividends on the Series K Preferred Stock are non-cumulative. If the Board of Directors does not declare a dividend on the Series K Preferred Stock or declares less than a full dividend in respect of any Dividend Period, the holders of the Series K

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Preferred Stock will have no right to receive any dividend or a full dividend, as the case may be, for the Dividend Period, and the Company will have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are declared and paid for any future Dividend Period with respect to the Series K Preferred Stock or the Common Stock or any other class or series of the Company's preferred stock.

            (e) If full dividends on all outstanding shares of the Series K Preferred Stock for any Dividend Period have not been declared and paid, the Company shall not declare or pay dividends with respect to, or redeem, purchase or acquire any of, its Junior Securities during the next succeeding Dividend Period, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan, and (ii) any declaration of a dividend in connection with any shareholders' rights plan, including with respect to the Company's Series RP Preferred Stock, or the issuance of rights, stock or other property under any shareholders' rights plan, or the redemption or repurchase of rights pursuant thereto. If dividends for any Dividend Payment Date are not paid in full on the shares of the Series K Preferred Stock and there are issued and outstanding shares of Parity Securities with the same Dividend Payment Date, then all dividends declared on shares of the Series K Preferred Stock and such Parity Securities shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full dividends per share on the shares of the Series K Preferred Stock and all such Parity Securities otherwise payable on such Dividend Payment Date (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of any such Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.

      SECTION 5. LIQUIDATION.

            (a) In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of Series K Preferred Stock at the time outstanding shall be entitled to receive liquidating distributions in the amount of $1,000,000 per share of Series K Preferred Stock, plus an amount equal to any declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to its shareholders, before any distribution of assets is made to the holders of Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the holders of Series K Preferred Stock will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Company.

            (b) In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series K Preferred Stock and the corresponding amounts payable on any Parity Securities, the holders of Series K Preferred Stock and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

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            (c) The Company's consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company's property or business will not constitute its liquidation, dissolution or winding up.

      SECTION 6. MATURITY. The Series K Preferred Stock shall be perpetual unless redeemed by the Company in accordance with Section 7.

      SECTION 7. REDEMPTIONS.

            (a) The Series K Preferred Stock shall not be redeemable at the option of the holders at any time.

            (b) The Series K Preferred Stock shall be redeemable in whole or in part at the option of the Company at any time, or from time to time, on or after September 15, 2011, (or, in the event that September 15, 2011 is not a Business Day, the next Business Day). Such redemption shall be at a cash redemption price of $1,000,000 per share, plus any declared and unpaid dividends to the Redemption Date, without accumulation of any undeclared dividends.

            (c) In the case of any redemption under this Section 7, notice shall be mailed to each holder of record of the Series K Preferred Stock, not less than 30 nor more than 60 days prior to the Redemption Date specified in such notice provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of the Series K Preferred Stock to be redeemed except as to the holder to whom the Company has failed to mail said notice or except as to the holder whose notice was defective. The notice of redemption shall include a statement of (i) the Redemption Date, (ii) the redemption price, and (iii) the number of shares to be redeemed.

            (d) Any shares of Series K Preferred Stock redeemed by the Company pursuant to this Section 7 or otherwise acquired by the Company in any manner whatsoever shall become authorized but unissued preferred shares of the Company but such preferred shares shall not under any circumstances be reissued as Series K Preferred Stock. The Company shall from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series K Preferred Stock accordingly.

      SECTION 8. VOTING RIGHTS.

            (a) Holders of the Series K Preferred Stock will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 8.

            (b) Holders of the Series K Preferred Stock will, in the circumstances and to the extent set forth in this Section 8(b), have the right to elect two directors.

                  (i) If after the Effective Date the Company fails to pay, or declare and set aside for payment, full dividends on the Series K Preferred Stock or any other class or series of Parity Securities having similar voting rights ("Voting Parity Securities") for six Dividend Periods or their equivalent, the authorized number of

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                        the Company's directors will be increased by two.
                        Subject to compliance with any requirement for regulatory approval of, or non-objection to, persons serving as directors, the holders of Series K Preferred Stock, voting together as a single and separate class with the holders of any outstanding Voting Parity Securities, will have the right to elect two directors in addition to the directors then in office at the Company's next annual meeting of shareholders. This right will continue at each subsequent annual meeting until the Company pays dividends in full on the Series K Preferred Stock and any Voting Parity Securities for three consecutive Dividend Periods or their equivalent and pays or declares and sets aside for payment dividends in full for the fourth consecutive Dividend Period or its equivalent or, if earlier, upon the redemption of all Series K Preferred Stock.

                  (ii) The term of such additional directors will terminate, and the total number of directors will be decreased by two, at such time as the Company pays dividends in full on the Series K Preferred Stock and any Voting Parity Securities for three consecutive Dividend Periods or their equivalent and declares and pays or sets aside for payment dividends in full for the fourth consecutive Dividend Period or its equivalent or, if earlier, upon the redemption of all Series K Preferred Stock. After the term of such additional directors terminates, the holders of the Series K Preferred Stock will not be entitled to elect additional directors unless full dividends on the Series K Preferred Stock have again not been paid or declared and set aside for payment for six future Dividend Periods.

                  (iii) Any additional director elected by the holders of the
                        Series K Preferred Stock and the Voting Parity Securities may only be removed by the vote of the holders of record of the outstanding Series K Preferred Stock and Voting Parity Securities, voting together as a single and separate class, at a meeting of the Company shareholders called for that purpose. Any vacancy created by the removal of any such director may be filled only by the vote of the holders of the outstanding Series K Preferred Stock and Voting Parity Securities, voting together as a single and separate class.

            (c) So long as any shares of Series K Preferred Stock are outstanding, the vote or consent of the holders of at least 66 2/3% of the shares of Series K Preferred Stock at the time outstanding, voting as a class with all other classes and series of Parity Securities upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Washington law:

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                  (i)   any amendment, alteration or repeal of any provision of
                        the Company's Amended and Restated Articles of Incorporation (including the Articles of Amendment creating the Series K Preferred Stock) or the Company's bylaws that would alter or change the voting powers, preferences or special rights of the Series K Preferred Stock so as to affect them adversely;

                  (ii) any amendment or alteration of the Company's Amended and Restated Articles of Incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company's capital stock ranking prior to the Series K Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company; or

                  (iii) the consummation of a binding share exchange or
                        reclassification involving the Series K Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series K Preferred Stock will have no right to vote under this provision or under
                        Section 23B.11.035 of the Revised Code of Washington or otherwise under Washington law if in each case (x) the Series K Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such Series K Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series K Preferred Stock, taken as a whole;

provided, however, that any increase in the amount of the authorized or issued Series K Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series K Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Company's liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series K Preferred stock and, notwithstanding Section 23B.10.040(1)(a), (e) or (f) of the Revised Code of Washington or any other provision of Washington law, holders of Series K Preferred Stock will have no right to vote on such an increase, creation or issuance.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the Series K Preferred Stock for this

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purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

      SECTION 9. CERTIFICATES. The Company may at its option issue the Series K Preferred Stock without certificates.

      THIRD: This amendment does not provide for an exchange, reclassification or cancellation of any issued shares.

      FOURTH: The date of this amendment's adoption is September 14, 2006.

      FIFTH: This amendment to the Amended and Restated Articles of Incorporation was duly adopted by the Board of Directors of the Company.

      SIXTH: No shareholder action was required.

      EXECUTED this 14th day of September, 2006.

                               WASHINGTON MUTUAL, INC.

                               By: /s/ Fay Chapman
                                  --------------------------------------
                                  Name: Fay Chapman
                                  Title: Senior Executive Vice President

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